Exhibit 21



                                FAC Realty, Inc.
                                  Subsidiaries



                                                        State of
Name                                                 Incorporation

FSA Finance, Inc.                                       Delaware
FSA Properties, Inc.                                    Delaware
FAC Outparcels, Inc.                                    Delaware


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